EXHIBIT 99.1

American National Announces Third Quarter 2014 Results

GALVESTON, Texas, Oct. 28, 2014 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced third quarter 2014 net income of $67,884,000 or $2.52 per diluted share compared to net income of $82,613,000 or $3.07 per diluted share for the same period in 2013.

Third quarter after-tax operating income increased to $69,493,000 or $2.58 per diluted share, from $56,841,000 or $2.11 per diluted share for the same period in 2013. Each of our operating segments posted an increase in operating income for the quarter. After-tax operating income excludes realized investment earnings (losses) which is comprised of realized investment gains, equity in earnings of unconsolidated affiliates and income from non-controlling interests. Realized investment losses for the third quarter of 2014 totaled $1,609,000 or $0.06 per diluted share compared to earnings of $25,772,000 or $0.96 per diluted share for the same period in 2013.

Net income for the nine months ended September 30, 2014 was $178,023,000 or $6.61 per diluted share, compared to net income of $200,753,000 or $7.46 per diluted share, for the same period in 2013.

After-tax operating income for the nine months ended September 30, 2014 increased to $153,574,000 or $5.70 per diluted share, from $127,763,000 or $4.75 for the same period in 2013. Realized investment earnings for the nine months ended September 30, 2014 totaled $24,449,000 or $0.91 per diluted share compared to $72,990,000 or $2.71 for the same period in 2013.

Total revenues were $746,170,000 for the quarter ended September 30, 2014.  As of September 30, 2014, Stockholders' Equity totaled $4.4 billion, a 4.9% increase from December 31, 2013. Book value per diluted share increased to $163.33 at September 30, 2014 from $155.70 at December 31, 2013.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues	$ 746,170,000	$ 785,504,000	$ 2,273,392,000	$ 2,304,209,000
After-tax earnings:
Operating income **	$ 69,493,000	$ 56,841,000	$ 153,574,000	$ 127,763,000
Realized investment earnings **	(1,609,000)	25,772,000	24,449,000	72,990,000
Net income	$ 67,884,000	$ 82,613,000	$ 178,023,000	$ 200,753,000

Per share earnings:
Operating income –	$ 2.58	$ 2.11	$ 5.70	$ 4.75
Diluted **
Realized investment earnings ** – Diluted	(0.06)	0.96	0.91	2.71
Net income – Diluted	$ 2.52	$ 3.07	$ 6.61	$ 7.46

Weighted average number of shares upon which computations are based:
Diluted	26,911,507	26,905,093	26,919,414	26,910,017
Basic	26,805,535	26,780,313	26,800,835	26,789,564

		As of
		September 30, 2014	December 31, 2013

Book value per diluted share		$ 163.33	$ 155.70

* Results are preliminary and unaudited. American National expects to timely file its Form 10-Q in November.
** Operating income excludes Realized Investment Earnings, which is comprised of realized investment gains, equity in earnings of unconsolidated affiliates, and income from non-controlling interests, after-tax. Net income is the sum of operating income and Realized Investment Earnings.

American National Insurance Company, headquartered in Galveston, Texas, was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been assigned an 'A' rating by A.M. Best Company and an 'A' rating by Standard & Poor's, both of which are nationally recognized rating agencies.

American National is also a family of companies that has, on a consolidated GAAP basis, $23.5 billion in assets, $19.1 billion in liabilities and $4.4 billion in stockholders' equity. American National and its subsidiaries offer a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company's web site at www.anico.com.

CONTACT: John J. Dunn, Jr. (409) 766-6063